AMENDMENT TO
                          PROPERTY MANAGEMENT AGREEMENT


         This Amendment is made of this 1st day of January, 1996 between the undersigned Krupp Realty Limited Partnership-V (the "Owner") and the undersigned Berkshire Realty Enterprises Limited Partnership (the "Agent").

         WHEREAS, the parties entered into a Property Management Agreement dated January 1, 1994 for a two year term, and are desirous of extending the term, upon the terms and conditions herein set forth.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. The Agreement shall continue in effect hereafter until terminated by either the Owner or the Agent at the end of any calendar month upon at least sixty days advance written notice given to the other party.

         2. Except as specifically amended hereby, all other provisions of the Agreement, including the rights of termination granted the Secretary (as defined in the Agreement) pursuant to Section 24(b) shall remain in full force and effect without amendment or modification.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OWNER:                                      AGENT:

KRUPP REALTY LIMITED                        BERKSHIRE REALTY ENTERPRISES
PARTNERSHIP-V                               LIMITED PARTNERSHIP

By:   The Berkshire Corporation,
      its general partner

By:   /s/ Laurence Gerber                   By: /s/ Tom Austin
      -------------------                       --------------
      Laurence Gerber                           Tom Austin
      President                                 Vice President Operations